Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     May 8, 2013

SKYWEST, INC. ANNOUNCES FIRST QUARTER 2013 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  today reported net income of $3.2 million, or $0.06 per diluted share, for the quarter ended March 31, 2013, compared to a net loss of  $(0.7) million, or $(0.01) per diluted share, for the same period last year.

Quarter Highlights

SkyWest’s financial results for the quarter ended March 31, 2013 were slightly improved compared to the financial results for the quarter ended March 31, 2012.  SkyWest generated a 2.8 percent increase in block hours which resulted in additional revenues of approximately $10.5 million; however, overall revenues decreased by a total of $117.7 million as a result of lower reimbursement payments of $99.7 million for fuel and $19.7 million for engine overhaul expenses, under its contracts with SkyWest’s major partners. The majority of fuel is now purchased directly by SkyWest’s major partners and as a result, SkyWest reports lower operating revenues and expenses.  SkyWest’s financial results were also negatively impacted during the quarter ended March 31, 2013 by severe weather which resulted in approximately 1,900 cancelled flights and 4,500 fewer block hours at an estimated impact of $4.5 million (pretax).

Following are some selected highlights for the quarter ended March 31, 2013 compared to the same period last year:

(Unaudited)	Three Months Ended
Dollars in thousands, except per share	March 31,
amounts	2013	2012	% Change

Total operating revenue	$803.5	$921.2	(12.8)%
Total operating margin	1.9%	2.2%	(0.3	)pts
Pretax income (loss)	$5.4	$(1.2)	NM
Net income (loss)	$3.2	$(0.7)	NM
Fully diluted earnings per share	$0.06	$(0.01)	NM
Block hours	571,991	556,421	2.8%

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO, said “We had planned to achieve improved financial results for the quarter just ended over the same period last

year, however our results were negatively impacted primarily by weather and other operational challenges.”   He continued, “In spite of the challenges experienced during the quarter, we remain optimistic on our profit improvement objectives as well as improved operating results.”

Financial and Operating Results

Operating revenues totaled $803.5 million for the quarter ended March 31, 2013, compared to $921.2 million for the same period last year or a decrease of $117.7 million, or 12.8%. The decrease was due primarily to the reduction of $128.2 million of fuel and certain engine overhaul amounts which are directly reimbursed by major partners and recorded as operating revenues.  Total block hours for the quarter ended March 31, 2013 were 571,991, or an increase of 2.8 percent, compared to 556,421 for the same period last year, which generated approximately $10.5 million in additional revenues.

Total airline expenses (consisting of total operating and interest expenses) decreased $114.6 million, or 12.5%, during the quarter ended March 31, 2013, compared to the same period in 2012.  However, after excluding pass-through costs for fuel and certain engine overhaul expenses, total airline expenses increased $4.8 million or less than 1%.

Under United Express agreements for SkyWest Airlines, Inc. (“SkyWest Airlines”) and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), SkyWest recognizes revenue at fixed hourly rates for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended March 31, 2013, CRJ200 engine expense under these agreements decreased $7.6 million to $10.0 million compared to $17.6 million for the quarter ended March 31, 2012, as a result of decreased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $11.4 million and $9.4 million for engine overhaul expense, under its United Express agreements, in each of the periods ended March 31, 2013 and 2012, respectively.

Liquidity

At March 31, 2013, SkyWest had $631.5 million in cash and marketable securities, compared to $709.4 million as of December 31, 2012.  The decrease in cash and marketable securities of $77.9 million was primarily the result of the payment of scheduled semi-annual lease and debt payments.  SkyWest’s long-term debt was $1.44 billion as of March 31, 2012, compared to $1.47 billion as of December 31, 2012.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 4.7% discount rate, the present value of these lease obligations was approximately $1.7 billion as of March 31, 2013.

Recent Business Developments

On August 2, 2012, SkyWest announced the award of 34 additional dual-class aircraft and the removal of 66 CRJ200 aircraft with Delta Airlines, Inc. (“Delta”) and has taken delivery of 33 of these dual-class aircraft. SkyWest anticipates removal of the 66 CRJ200 aircraft starting in October of 2013.

On September 11, 2012, SkyWest announced the signing of an agreement with American Airlines, Inc. (“American Airlines”) to operate 23 CRJ200 regional jet aircraft as American Eagle and had integrated 12 of these aircraft into operations by December 31, 2012. The remaining 11 aircraft were introduced into service February 14, 2013.

On July 11, 2012, SkyWest announced the execution of an Aircraft Purchase Agreement with Mitsubishi Aircraft Corporation covering the purchase of 100 Mitsubishi regional jet aircraft. Deliveries are currently expected to begin in 2016.

SkyWest has increased its total fleet to 752 aircraft as of March 31, 2012, compared to 727 aircraft as of March 31, 2012.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection and American Eagle carriers under contractual agreements with United, Delta and American Airlines.  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 750 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
OPERATING REVENUES:
Passenger	$785,871	$902,356
Ground handling and other	17,616	18,817
Total operating revenues	803,487	921,173

OPERATING EXPENSES:
Salaries, wages and benefits	297,396	290,814
Aircraft maintenance, materials and repairs	167,156	179,636
Aircraft fuel	49,681	147,450
Aircraft rentals	82,589	84,903
Depreciation and amortization	61,001	64,315
Station rentals and landing fees	34,088	43,933
Ground handling services	34,577	35,315
Other	61,438	54,350
Total operating expenses	787,926	900,716

OPERATING INCOME	15,561	20,457

OTHER INCOME (EXPENSE):
Interest income	1,727	1,954
Interest expense	(17,965)	(19,780)
Other, net	6,039	(3,853)
Total other (expense), net	(10,199)	(21,679)

INCOME (LOSS) BEFORE INCOME TAXES	5,362	(1,222)
PROVISION (BENEFIT) FOR INCOME TAXES	2,129	(540)

NET INCOME (LOSS)	$3,233	$(682)

BASIC INCOME (LOSS) PER SHARE	$0.06	$(0.01)
DILUTED INCOME (LOSS) PER SHARE	$0.06	$(0.01)

Weighted average common shares:
Basic	51,763	50,881
Diluted	52,497	50,881

Unaudited Operating Highlights

	Three Months Ended
	March 31,
Operating Highlights	2013	2012	% Change

Passengers carried	14,033,174	13,366,246	5.0%
Revenue passenger miles (000)	7,244,635	6,938,913	4.4%
Available seat miles (000)	9,194,309	9,003,482	2.1%
Passenger load factor	78.8%	77.1%	1.70	pts
Passenger breakeven load factor	79.0%	77.0%	2.00	pts
Yield per revenue passenger mile	$0.108	$0.130	(16.9)%
Revenue per available seat mile	$0.087	$0.102	(14.7)%
Cost per available seat mile	$0.088	$0.102	(13.7)%
Fuel cost per available seat mile	$0.005	$0.016	(68.8)%
Average passenger trip length	516	519	(0.6)%
Block hours	571,991	556,421	2.8%
Departures	350,252	341,140	2.7%